Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2015 Fourth Quarter and Year-End Financial Results

Generates Record Distributable Cash Flow

Houston, Texas – February 25, 2016 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2015 distributable cash flow of $74 million and adjusted earnings of $62 million. For the year ended December 31, 2015, distributable cash flow was $291 million and adjusted earnings were $212 million.  After accounting for a financial impairment during the fourth quarter, the Partnership generated a net loss attributable to controlling interests of $137 million during the quarter and net income attributable to controlling interests of $13 million for the year ended December 31, 2015.

“The Partnership performed well in 2015 benefiting from our conservative business approach. Our assets generated increased cash flow and adjusted earnings during both the quarter and the year despite the volatility in the markets. These positive results demonstrate the strength and stability of our portfolio of FERC-regulated pipeline assets, all of which are underpinned by long-term, ship-or-pay contracts with high quality, creditworthy customers,” said Brandon Anderson, President of TC PipeLines, GP, Inc.  “Great Lakes saw improved results indicative of our expectations for future periods.  However, these results are not at the level experienced earlier this decade.  We have taken an impairment charge to earnings during the fourth quarter in order to bring the carrying value of this pipeline system in line with its fair value.  Our distributable cash flow in 2015 reached an all-time high of $291 million and was unaffected by this non-cash charge."

Effective January 1, 2016, we acquired a 49.9 percent interest in Portland Natural Gas Transmission System (PNGTS) from TransCanada.

Full Year 2015 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)

·	Full Year Highlights
o	Generated distributable cash flow of $291 million
o	Paid cash distributions of $228 million
o	Declared cash distributions of $3.51 per common unit
o	Generated adjusted earnings of $212 million
o	Acquired the remaining 30 percent interest in Gas Transmission Northwest LLC (GTN) (the 2015 GTN Acquisition)
o	Raised net proceeds of approximately $44 million in common equity through the Partnership’s At-The-Market (ATM) equity issuance program and through a General Partner contribution
·	Fourth Quarter Highlights
o	Generated distributable cash flow of $74 million
o	Paid cash distributions of $59 million
o	Declared cash distributions of $0.89 per common unit
o	Generated adjusted earnings of $62 million
o	Raised net proceeds of approximately $19 million in common equity through the Partnership’s ATM equity issuance program and through a General Partner contribution

o	The Partnership’s financial highlights for the fourth quarter of 2015 compared to the fourth quarter of 2014 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2015	2014	2015	2014
Distributable cash flow (a)	74	68	291	256
Cash distributions paid	(59)	(54)	(228)	(212)
Cash distributions paid per common unit	$0.89	$0.84	$3.46	$3.30
Earnings before interest, taxes, depreciation and amortization (EBITDA) (a)	99	88	365	341
Net income (loss) attributable to controlling interests	(137)	47	13	172
Net income (loss) per common unit – basic and diluted (b)	($2.24)	$0.71	($0.03)	$2.67
Adjusted earnings (a)	62	47	212	172
Adjusted earnings per common unit – basic and diluted (a)	$0.79	$0.71	$3.03	$2.67
Weighted average common units outstanding (millions) – basic and diluted (c)	64.2	63.6	63.9	62.7
Common units outstanding at end of period (millions) (c)	64.3	63.6	64.3	63.6

(a)
Distributable cash flow, EBITDA, adjusted earnings and adjusted earnings per common unit are non-GAAP financial measures. Refer to the section of this release entitled “Non-GAAP Financial Measures” and the Supplemental Schedules for further detail.

(b)	Details of the calculation can be found in the Financial Summary-Consolidated Statements of Income section of this release.
(c)	Under the ATM program, the Partnership issued 755,903 units for the year ending December 31, 2015.

Recent Developments

PNGTS Acquisition –On January 1, 2016, we acquired a 49.9 percent interest in PNGTS from TransCanada for $226 million including approximately $35 million in proportionate PNGTS debt and preliminary purchase price adjustments of $3 million. The Partnership financed the acquisition with a combination of debt and equity.

Cash Distributions – On January 21, 2016, the board of directors of our General Partner declared the Partnership’s fourth quarter 2015 cash distribution in the amount of $0.89 per common unit, payable on February 12, 2016 to unitholders on record as of February 2, 2016.

Results of Operations

For the three months ended December 31, 2015, net income attributable to controlling interests decreased by $184 million compared to the same period in 2014 primarily due to the recognition of the $199 million non-cash impairment charge on our investment in Great Lakes Gas Transmission Limited Partnership (Great Lakes). Despite the recent improvement in income from our investment in Great Lakes since 2013, including favorable current year results, its long-term value has been adversely impacted by the changing natural gas flows in its market region as well as our conclusion in the fourth quarter that other strategic alternatives to increase its utilization or revenue were no longer feasible. As a result, we determined that the carrying value of our investment in Great Lakes was in excess of its fair value and the decline is not temporary. Accordingly, we concluded that the carrying value of our investment in Great Lakes was impaired.

For the three months ended December 31, 2015, our adjusted earnings increased by $15 million, an increase of $0.08 adjusted earnings per common unit compared to the same period in 2014. The increase was primarily due to the net effect of:
  higher equity earnings from Great Lakes primarily due to higher revenues from renewed contracts with ANR Pipeline Company, an affiliate;
  higher revenues from GTN due to in-service of Carty Lateral;
  higher expenses in the current period primarily due to costs incurred related to the PNGTS acquisition; and
  the 2015 GTN Acquisition effective April 1, 2015, whereby the Partnership now owns 100 percent of GTN.

Additionally, our EBITDA increased by $11 million compared to the same period in 2014 primarily due to the same factors that impacted our adjusted earnings.

Distributable cash flow increased by $6 million in the fourth quarter of 2015 compared to the same period in 2014 primarily due to the net effect of:
  higher distributable cash flow from our equity investment in Great Lakes mainly due to the new contracts as noted above;
  no distributions paid to non-controlling interests in the current period as a result of the Partnership owning 100 percent of GTN effective April 1, 2015; and
  distributions allocable to Class B units during the current period.
Non-GAAP Financial Measures

The following non-GAAP financial measures are presented as a supplement to our financial statements:
  Adjusted earnings
  Adjusted earnings per common unit
  EBITDA
  Total distributable cash flow
  Distributable cash flow
We have evaluated our financial performance and position inclusive of the impairment charge to our investment in Great Lakes during the current year, however, we believe it is not reflective of our underlying operations during the periods presented. Therefore, we have presented adjusted earnings and adjusted earnings per common unit as non-GAAP measures that exclude the impact of the $199 million non-cash impairment charge.

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and it includes earnings from our equity investments.

Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amount presented.

We believe these measures provide investors with meaningful information in evaluating our financial performance and cash distribution capability.

Total distributable cash flow includes EBITDA plus:
  Distributions from our equity investments
less:
  Earnings from our equity investments,
  Equity allowance for funds used during construction (Equity AFUDC),
  Interest expense,
  Distributions to non-controlling interests, and
  Maintenance capital expenditures.

Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest in the Partnership plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the nine months ended December 31, 2015 less $15 million.

The non-GAAP financial measures described above are presented to assist investors’ in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash distribution capability. As well, management uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution amount to be declared each quarter.

The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned " Reconciliation of Net income to Distributable Cash Flow," “Reconciliation of Net income (loss) attributable to controlling interest and adjusted earnings” and " Reconciliation of Net income (loss) per common unit and adjusted earnings per common unit," included at the end of this release.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.6564 on Thursday, February 25, 2016 at 10:00 a.m. central time (CDT)/11:00 a.m. eastern time (EDT). Brandon Anderson, President of the General Partner, will discuss the fourth quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on March 3, 2016, by calling 800.408.3053, then entering pass code 9878635,

TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A of the Partnership’s Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements in making investment decisions. All forward-looking statements speak only as of the date made and, except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/Terry Cunha	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended			Twelve months ended
(unaudited)	December 31,			December 31,
(millions of dollars except per common unit amounts)	2015		2014	2015		2014

Transmission revenues	89		87	344		336
Equity earnings from unconsolidated affiliates	34		22	97		88
Impairment of equity-method investment	(199)		-	(199)		-
Operation and maintenance expenses	(17)		(17)	(53)		(54)
Property taxes	(3)		(4)	(19)		(21)
General and Administrative	(4)		(1)	(9)		(9)
Depreciation	(22)		(21)	(85)		(86)
Financial charges and other	(15)		(13)	(56)		(50)
Net income (loss)	(137)		53	20		204

Net income attributable to non-controlling interests	-		6	7		32
Net income (loss) attributable to controlling interests	(137)		47	13		172

Calculation of net income attributable to common units

Net income (loss) attributable to controlling interests	(137)	(b)	47	13	(b)	172
Less:
Net income (loss) attributable to the General Partner, including incentive distributions	(2)		1	3		4
Net income attributable to Class B units	10	(c)	-	12	(b)	-
Net Income (loss) attributable to common units	(145)		46	(2)		168

Weighted average common units outstanding (millions) - basic and diluted	64.2		63.6	63.9		62.7

Net income (loss) per common unit - basic and diluted (a)	$ (2.24)		$ 0.71	$ (0.03)		$ 2.67

Common units outstanding, end of period (millions)	64.3		63.6	64.3		63.6

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. See note immediately below for further discussion of amounts attributable to the Class B units.

(b)
The Class B units we issued to TransCanada as part of financing the acquisition of the remaining 30 percent in GTN on April 1, 2015 entitle TransCanada to an annual distribution based on 30 percent of GTN’s annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter. Under the terms of the Partnership Agreement, the Class B distribution will be initially calculated to equal 30 percent of GTN’s distributable cash flow for the nine months ending December 31, 2015, less $15 million. Consistent with the application of Accounting Standards Codification 260 - “Earnings per share,” the Partnership will allocate a portion of net income attributable to controlling interests to the Class B units upon 30 percent of GTN’s total distributable cash flow exceeding $15 million for the nine month period ending December 31, 2015.

During the nine months ended December 31, 2015, 30 percent of GTN’s total distributions was $27 million, therefore the distributions allocable to the Class B units is $12 million representing the amount that exceeded the threshold level of $15 million. The Class B distribution is determined and payable annually.

On January 21, 2016, the board of directors of our General Partner declared distributions to Class B unitholders on record as of February 2, 2016 in the amount of $12 million and was paid on February 12, 2016.

(c)
The $15 million threshold as described above was exceeded during third quarter 2015. As a result, we have allocated $2 million of the Partnership’s income during that period and the remaining $10 million was allocated during the current quarter.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheets

(unaudited)	December 31, 2015	December 31, 2014
(millions of dollars)
ASSETS
Current assets	81	68
Investment in unconsolidated affiliates	965	1,177
Plant, property and equipment, net	1,949	1,968
Other assets	138	136
	3,133	3,349

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	59	291
Other liabilities	27	26
Long-term debt, net of current portion	1,896	1,446
Partners' equity	1,151	1,586
	3,133	3,349

TC PipeLines, LP
Supplemental Schedules

Non-GAAP Financial Measures
Reconciliations of Net income to Distributable Cash Flow

		Three months ended		Twelve months ended
(unaudited)		December 31,		December 31,
(millions of dollars except per common unit amounts)		2015	2014	2015	2014
Net Income		$ (137)	$ 53	$ 20	$ 204
Add:
	Interest expense (a)	15	13	60	50
	Depreciation and amortization (b)	22	22	86	87
	Impairment of equity investment	199	-	199	-

EBITDA		$ 99	$ 88	$ 365	$ 341

Add:
	Distributable cash flow from equity investments (c)
	Northern Border	22	22	91	88
	Great Lakes	19	7	40	29
		41	29	131	117

	Other			-	-
Less:
	Equity earnings
	Northern Border	(16)	(16)	(66)	(69)
	Great Lakes	(18)	(6)	(31)	(19)
		(34)	(22)	(97)	(88)
Less:
	Equity AFUDC	-	-	(1)	-
	Interest expense (a)	(15)	(13)	(60)	(50)
	Distributions to non-controlling interests (d)	-	(9)	(11)	(51)
	Maintenance capital expenditures	(4)	(3)	(16)	(8)

Total Distributable Cash Flow (e)		$ 87	$ 70	$ 311	$ 261

	General Partner distributions declared (f)	(3)	(2)	(8)	(5)
	Distributions allocable to Class B units (g), (h)	(10)	-	(12)	-

Distributable Cash Flow (e)		$ 74	$ 68	$ 291	$ 256

(a)	Interest expense includes net realized loss related to the interest rates swaps of $nil million and $2 million for the three and twelve months ended December 31, 2015, respectively (2014 - $nil million and $2 million).

(b)	Amounts presented here represent depreciation of Plant, property and equipment and amortization of debt issuance costs.

(c)	Amounts here are calculated in accordance with the cash distribution policies of these entities. Distributions from each of our equity investments represent our respective share of these entities’ quarterly distributable cash during the current reporting period.

(d)	Amounts here are calculated in accordance with the cash distribution policies of our consolidated subsidiaries. Distributions to non-controlling interests represent the respective share of quarterly distributable cash not owned by us during the current reporting period.

(e)	"Total Distributable Cash Flow" and "Distributable Cash Flow" represent the amount of distributable cash generated by the Partnership subsidiaries and equity investments during the current earnings period and thus reconcile directly to the net income amount presented. The calculation differs from the previous non-GAAP measures "Partnership Cash Flows before General Partner distributions” and “Partnership Cash Flows” as the previously used measures primarily reflected cash received during the period through distributions from our subsidiaries and equity investments that were generated from the prior quarter’s financial results. The amounts reflected here have been adjusted to reflect the calculation as described above and to present the comparable “Total Distributable Cash Flow” and “Distributable Cash Flow” from the previous periods.

(f)	Distributions declared to the General Partner for the three and twelve months ended December 31, 2015 included an incentive distribution of approximately $1 million and $3 million, respectively (2014 – nil and $1 million).

(g)	During the nine months ended December 31, 2015, 30 percent of GTN’s total distributions was $27 million. Given the 2015 threshold level for Class B unit distributions is $15 million; we have allocated $12 million to the Class B units in 2015.

On January 21, 2016, the board of directors of our General Partner declared distributions to Class B unitholders in the amount of $12 million and was paid on February 12, 2016.

Refer to note (b) of the Financial Summary-Consolidated Statements of Income section of this release for additional details.

(h)	The $15 million threshold as described above was exceeded during third quarter 2015. As a result, we have allocated $2 million during that period and the remaining $10 million was allocated during the current quarter. Refer to note (b) of the Financial Summary-Consolidated Statements of Income section of this release for additional details.

Reconciliation of Net income (loss) attributable to controlling interest and adjusted earnings

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars )	2015	2014	2015	2014

Net income (loss) attributable to controlling interests	(137)	47	13	172
Add: Impairment of equity-method investment	199	-	199	-
Adjusted earnings	62	47	212	172

Reconciliation of Net income (loss) per common unit and adjusted earnings per common unit

	Three months ended		Twelve months ended
	December 31,		December 31,
(unaudited)	2015	2014	2015	2014
Net income (loss) per common unit - basic and diluted (a)	$ (2.24)	$ 0.71	$ (0.03)	$ 2.67
Add: Impairment of equity-method investment (b)	3.03	-	3.06	-
Adjusted earnings per common unit - basic and diluted	$ 0.79	$ 0.71	$ 3.03	$ 2.67

(a)	Details of the calculation can be found in the Financial Summary-Consolidated Statements of Income section of this release.

(b)
Computed by dividing $199 million impairment charge, after deduction of amounts attributable to the General Partner with respect to its effective two percent interest, by the weighted average number of common units outstanding during the period.